U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Media Sentiment, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	7389	20-5740705
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA	94109
(Name and address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (415) 861-3421
Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (1)	AMOUNT OF REGISTRATION FEE
Common Stock	3,640,650	$0.50	$1,820,325	$55.88

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
3273 East Warm Springs Rd., Las Vegas, NV 89120
(702) 312-6255 Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated June 19, 2007

PROSPECTUS
MEDIA SENTIMENT, INC.
3,640,650
COMMON STOCK
INITIAL PUBLIC OFFERING
___________________

The selling shareholder named in this prospectus is our parent corporation, Debut Broadcasting Corporation, Inc., which holds all of our outstanding shares of common stock. It is offering up to 3,640,650 shares of our common stock exclusively to its shareholders of record as of April 20, 2007 (“April 20 Shareholders”) pursuant to its plan of reorganization. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. The shares will be available for resale by the April 20 Shareholders when and if a market develops for the stock.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.50	None	$0.50
Total	$1,820,325	None	$1,820,325

MSI’s common stock is presently not traded on any market or securities exchange. The sales price to the public is marked at $0.50 per share until such time as the shares of our common stock are traded on a market or exchange. Although we may contact an authorized market-maker for sponsorship of our securities on an exchange, public trading of our common stock may never materialize. If the common stock is traded, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 7 - 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: June 19, 2007

Summary

Media Sentiment, Inc.

Our parent corporation, Debut Broadcasting Corporation, Inc. (“DBI”), was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. In January 2001, it changed its name to California News Tech, and in November 2001 it shifted its business plan to focus on providing online access to news media analysis for a subscription fee. On October 31, 2006, this business operation and its assets were transferred to us as a wholly owned subsidiary under the name Media Sentiment, Inc.

On May 17, 2007, our parent corporation completed a reverse merger with Debut Broadcasting Corporation, Inc., whereby it succeeded to the business of Debut and it changed its name to Debut Broadcasting Corporation, Inc. As a result of this merger, Debut, as our parent corporation, has determined that the two business operations would be better served if operated and owned separately. Consequently, its board of directors has approved the transfer of all of its Media Sentiment shares to its shareholders of record on April 20, 2007 on a pro-rata basis. This prospectus and registration statement is filed for the purpose of completing that distribution to the April 20 Shareholders.

Media Sentiment, Inc. (MSI)

We own and operate an online news media analysis research service. The service is called MediaSentiment™ and quantifies qualitative press coverage, or what we refer to as Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment in order to make more informed decisions related to it. This can benefit our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our proprietary tracking software quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral.

We have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs. We believe that the use of our technology will expand in the coming years, driven by an ongoing increase in information availability and a demand for tools that assist in the quick assimilation of media reports.

We earned $6,012 during the three-month period ended March 31, 2007. As of March 31, 2007, we had $25,651 in current assets, and current liabilities in the amount of $267,218. Accordingly, we had a working capital deficit of $241,567 as of March 31, 2007. In general, we need to increase sales and make debt and/or equity financing arrangements in order to fund operations in the future.

Debut Broadcasting Corporation, Inc. (DBI)

DBI, our parent corporation, is engaged in the production and distribution of syndicated radio programming to radio stations in the U.S. and Canada, as well as the acquisition, modernization, and sale of groups of radio stations in small to medium sized markets.

DBI currently operates from two facilities in Nashville, Tennessee - a studio complex and administrative offices. The studio facilities house DBI’s production personnel and equipment, and provide a public conference room for making multi-media presentations to clients. DBI also sublets space to its key client, Anderson Merchandisers, which Anderson uses as a traveling office when its employees are in Nashville for meetings with record labels and book publishers. Key activities at the studio facilities include: production of daily and weekly radio shows; production of one-off special projects for clients; and distribution of Radio content to Radio Station affiliates nationwide and in Canada.

The administrative offices house the remainder of the staff, including the management team, affiliate relations staff, marketing, accounting, and the information technology staff. Key activities at the administrative offices include: Affiliate Relations (Sales and Customer Service); Sales and Business Development; Accounting; Information Technology; Marketing; and Public Relations. The bulk of sales are generated by the in-house staff and management team. DBI makes use of the latest technologies (such as VOIP, digital media, virtual offices, etc.) to do business with clients all over the U.S. and, in some cases, even internationally with minimum overhead costs. A long-term agreement with Dial-Global Communications in New York provides national sales representation of spot Radio advertising for the syndicated Radio programming.

DBI earned $645,234 during the three-month period ended March 31, 2007. As of March 31, 2007, it had $433,318 in current assets, and current liabilities in the amount of $760,798. Accordingly, it had a working capital deficit of $327,480 as of March 31, 2007. Subsequent to quarter end, on May 17, 2007, DBI closed a Private Offering, during which it sold 6,430,316 shares for a total of $3,215,158. These funds will allow DBI to pursue its business plan for the next twelve months.

Our fiscal year end is December 31.

Our principal offices are located at 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA. Our phone number is (415) 295-1695.

The Offering

Securities Being Offered	3,640,650 shares of MSI common stock held by DBI.
Offering Price and Alternative Plan of Distribution
The offering price of the common stock is initially set at $0.50 per share. We may contact an authorized OTC Bulletin Board market-maker for sponsorship of MSI’s securities on the OTC Bulletin Board upon our subsidiary becoming a reporting entity under the Securities Exchange Act of 1934. If MSI’s common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
3,640,650 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by DBI, our only existing shareholder, to its shareholders of record as of April 20, 2007. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Summary Financial Information

Balance Sheet Data	As of December 31, 2006 (Unaudited).	As of March 31, 2007 (Unaudited).
Cash	$ 21,153	$ 11,841
Total Assets	$ 316,837	$ 260,822
Liabilities	$ 216,558	$ 216,218
Total Stockholder’s Equity	$ 100,279	$ - 6,396

Statement of Loss and Deficit	For the year ended December 31, 2006 (Unaudited).	Three months ended March 31, 2007 (Unaudited).
Revenue	$ 84,535	$ 6,012
Loss for the Period	$ 731,805	$ 89,650

Risk Factors

An investment in our common stock, involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price could decline due to any of these risks, and you may lose all or part of your investment.

Because we have generated only minimal revenues, it remains uncertain whether we can achieve commercially viable operations.

Our business operations have continued since 1999, but to date we have been able to generate only limited revenues. Until we demonstrate that we can secure an ongoing supply of service contracts and provide the services called for in those contracts, there can be no assurance that our business will become commercially viable and provide stockholders with a successful investment.

Because we have suffered recurring losses from operations and have a net capital deficiency, our independent accountants believe there is substantial doubt about our ability to continue as a going concern without raising additional capital.

We incurred a net loss of $731,805 for the fiscal year ended December 31, 2006, and a net loss of $89,650 for the three months ended March 31, 2007. Our future is dependent on our ability to obtain financing and upon future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

If we are not able to succeed in marketing our product, making sales, and maintaining a large enough customer base to support our business operations, we will not be able to achieve profitable operations.

As a company that has developed a new software system relatively early in the stages of release, we face substantial risks, uncertainties, expenses and difficulties. These risks and uncertainties include the following:

•	Our ability to market and distribute our products;
•	Our ability to expand into new markets;
•	Our ability to maintain and enhance our brand name;
•	Our ability to develop and implement tools for generating revenue and making our website a profit center.

We may be unable to accomplish one or more of these goals, which could cause our business to suffer.

If we fail to obtain additional funding, the growth of our business and our ability to sustain our operations may be impaired.

Our revenue from operations is not sufficient to sustain the ongoing marketing efforts and execute our current business plan. We will need to raise additional capital, but there can be no guarantee that we will be able to do so. If we are not able to do so, our potential for growth and business prospects will suffer.

If we are unable to attract, train, or retain any of our key personnel or managers, our business could fail because our success is dependent in part upon the services of qualified personnel.

Our current management team and technical personnel play a key role in our operations and in the further development of our business. The loss of their services could adversely impact our business and chances for success. We do not currently have any employment agreements with any of our directors, officers or other employees. New laws and regulations affecting corporate governance may impede our ability to retain and/or attract board members and executive officers. Our performance will greatly depend on our ability to hire, train, and retain key employees.

Because our officers and directors have various outside interests and currently provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Our officers have various outside interests. Because we are in the early stages of our business reorganization, many of our officers will not be spending a significant amount of time on our business. Competing demands on our officers’ time may lead to a divergence between their interests and the interests of other shareholders. As a result, they may not be willing or able to devote a sufficient amount of time to our business operations, causing our business to fail.

If we are unable to meet client expectations or deliver error-free services, our business will suffer losses and negative publicity.

Our engagements involve information technology that is critical to our clients’ businesses. Sales of our services will be based on convincing the client that we can meet their needs. Failure to meet those needs could result in:

•	delayed or lost revenues due to adverse client reaction;
•	requirements to provide additional services to a client at no charge;
•	refunds of monthly subscription fees for failure to meet service level obligations;
•	negative publicity about our services, which could inhibit our ability to attract or retain clients; or
•	claims for damages against us, regardless of our responsibility for such failure.

The occurrence of any of the foregoing would impact our business in a negative manner and militate against the investor receiving a return on his or her investment.

Because there are some limitations inherent in our measurement of media sentiment, a lack of customer acceptance may result, which would result in impaired sales of our product and an inability to achieve profitable operations.

There are many ways to gauge media sentiment and the way we measure it may not be accurate or may be less accurate than other methods. For example, our products do not assign any greater weighting to media reports from major outlets such as USA Today than they do to relatively obscure publications with a much more limited circulation. Thus, our measure of media sentiment does not include any adjustment for the fact that a media report about a company from a major media outlet may have a greater effect upon public perception than would an article from a minor media source. Our product also does not include the analysis of any media reports that do not appear on the internet and thus excludes from consideration a potentially large number of media reports. For example, some television and radio media outlets do not reduce their reports to writing and distribute them on the internet. Such reports are not identified or measured by our product, even though they can be expected to affect overall media sentiment. Another limitation on our product as an accurate measure of media sentiment is that our product does not account for errors introduced by reason of statistically inadequate sample sizes. For example, if there are only a handful of media reports about a particular company during the period of time selected by a customer, the resulting Media Sentiment graph may not accurately reflect overall media sentiment during that period of time. Although Media Sentiment discloses the number of media reports used to prepare each graph, we do not purport to identify for our customers whether the results would be considered statistically significant using commonly accepted tools of statistical analysis. The foregoing examples illustrate only some of the limitations inherent in our products that may produce a lack of customer acceptance which would result in impaired sales of our product and an inability to achieve profitable operations.

If our technology infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement, we cannot be certain that our technology does not infringe on issued patents, trademarks, and/or copyright rights of others. Because patents applications in the United States are not publicly disclosed until the patent has been issued, applications may have been filed which relate to our software. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

If we are not granted full patent protection for our intellectual property, we may have difficulty safeguarding our proprietary technology, potentially resulting in our competitors utilizing our technology and impairing our ability to achieve profitable operations.

To begin the process of safeguarding our intellectual property, we have filed a provisional patent application with the United States Patent and Trademark Office. A provisional patent application is a short version of a patent application used to establish an early filing date for a regular patent application filed at a later point in time. The provisional patent application does not result in the issuance of a patent. It is the company’s obligation to file a regular patent application within a year of the provisional patent application filing date. The act of filing a regular patent application does not guaranty that the company will receive a patent. If we do not file a regular patent application timely or in the event that we do file a regular patent application and it is not granted, we may have difficulty safeguarding our proprietary technology. The failure to adequately protect our proprietary technology could result in our competitors utilizing our technology and impair our ability to achieve profitable operations.

If any of our competitors infringe on our intellectual property rights, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Until such time that we are granted full patent protection for our intellectual property, we rely primarily on a combination of copyrights, trademarks, trade secret laws, our user policy and content license agreement and user agreement restrictions on disclosure and use to protect our intellectual property. We also enter into confidentiality agreements with our employees and consultants, and seek to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for a third-party to copy or otherwise obtain, misappropriate, infringe and use the content on our Web sites or our other intellectual property without authorization. A failure to protect our intellectual property could seriously harm our business, operating results and financial condition. In addition, we may need to engage in litigation in order to enforce our intellectual property rights in the future or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of management and other resources, either of which could have negatively affect our business, operating results, and financial condition.

Because we are dependent on third parties for critical services used in our business, we face potential losses if any of these services are interrupted or become more costly.

We do not currently have any full time management employees. Instead, we contract with other companies and outside consultants. We also rely on outside service providers for technical, accounting and legal services. Should these service providers encounter operating difficulties or any unforeseen events, we may be forced to seek new providers or strategic partners. If our Internet and other service providers are unable to serve our needs for a sustained time period as a result of a strike, war, or natural disaster, or any business reason, our business will be impaired because we will be unable to provide our service to our clients.

If we are unable to continually upgrade and expand our systems in order to keep up with the rapid technological change within our industry, we will not be able to compete within the industry and our business will fail.

We seek to generate a high volume of traffic and transactions on our services. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our future revenues may depend on the number of items listed by users. We need to expand and upgrade our technology, transaction processing systems and network infrastructure both to meet increased traffic on our site and to implement new features and functions, including those that may be required under our contracts with third parties. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely fashion.

We must continually improve our technology systems in order to accommodate the level of use of our website. We must continuously evaluate and implement the most user-friendly format for providing our service. We must upgrade our computer software systems and maintain computer hardware compatible with current industry use to compete in our industry. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience of our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our subsidiary’s business.

Because we are in a highly competitive industry, some of our competitors may be more successful in attracting and retaining customers which could harm or limit our ability to attract and retain customers or expand our business.

The market for Internet services and products is intensely competitive and rapidly changing. The number of websites on the Internet competing for consumers' attention and spending has proliferated and we expect that competition will continue to intensify. We compete directly and indirectly, for advertisers, viewers, members and content providers.

Many of our existing competitors, as well as a number of potential new competitors, have longer, more established operating histories in the Web market, greater name recognition, larger customer bases, higher amounts of user traffic and significantly greater financial, technical and marketing resources. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, make more attractive offers to potential employees, distribution partners, advertisers and content providers and may be able to respond more quickly to new or emerging technologies and changes in Web user requirements. Further, we cannot assure you that they will not develop services that are equal or superior to ours or that achieve greater market acceptance than our offerings. Increased competition could also result in price reductions, reduced margins, operating losses, or loss of market share, any of which could seriously harm our business, results of operations, financial condition, and ability to achieve profitable operations.

If there are events or circumstances effecting the continued use, performance, and reliability of the Internet, access to our products and/or the functionality of our products could be impaired causing a negative effect on the financial results of our business operations.

We are dependent on the use of the Internet, particularly for financial news and information, as well as in the continued use, performance, and reliability of the web and in the event that the use, performance, or reliability of the Internet is significantly affected, access to our product and/or the functionality of our product and business could be impaired causing a negative effect on the financial results of our business operations. The risks and uncertainties associated with the Internet include the following:

•	The Internet infrastructure may not be able to support the demands placed on it by continued growth and usage resulting in interruptions in service or other delays;
•	The existence of any computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss of data;
•	A decrease in Internet commerce attributable to security concerns related to transmitting and/or safely storing personal and confidential information; and
•
Future government regulation could inhibit the growth of Internet commerce or have the result of increasing the cost of conducting business over the Internet due to the need to comply with new government regulations;

Because the continuing conflict in Iraq, future terrorist attacks and threats of or actual war may negatively impact all aspects of our operations, revenues, and costs, we cannot accurately predict our future operations, revenues, and costs.

The continuing conflict in Iraq and the events of September 11, 2001, as well as events occurring in response or connection to them, including future terrorist attacks against United States targets, rumors or threats of war, actual conflicts involving the United States or its allies, or military disruptions may impact our operations and/or Internet commerce. Any of these events could cause consumer confidence and spending, including spending on the Internet, to decrease, which may impact our online advertising revenues and receipt of additional subscriptions. The continuing conflict in Iraq, and further acts of terrorism and civil disturbances in the United States or elsewhere could have a significant impact on our operating results, revenues and costs.

Because the payment of dividends is at the discretion of the Board of Directors, investors may not realize cash dividends at the frequency or in the amounts they anticipate.

We have never declared or paid any cash dividends on our Common Stock. Our payment of any future dividends will be at the discretion of Our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Distributions to stockholders are subordinate to the payment of debts and obligations. If we have insufficient funds to pay our debts and obligations, distributions to stockholders will be suspended pending the payment of such debts and obligations. Accordingly, investors must rely on sales of their own Common Stock after price appreciation, which may never occur, as the only way to recover their initial investment.

Forward looking assessments have been prepared by the current Management of the company based on numerous assumptions, which may eventually prove to be incorrect.

Our ability to accomplish our objectives and whether or not we will be financially successful is dependent upon numerous factors, each of which could have a material effect on the results obtained. Some of these factors are within the discretion and control of management and others are beyond management’s control. The assumptions and hypothesis used in preparing any forward-looking assessments of profitability contained herein, including but not limited to the projections for 2007 and 2008 contained in the attached financial statements, are considered reasonable by management. There can be no assurance, however, that any projections or assessments contained herein or otherwise made by management will be realized or achieved at any level. It is highly likely that our projections and predictions for our future performance will either materially understate or materially overstate our actual results.

Prospective investors should have any contemplated investment reviewed by their personal investment advisors, legal counsel and/or accountants to properly evaluate the risks and contingencies of investing in our common stock.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. Except for the historical information, this report contains various forward-looking statements which represent our expectations or beliefs concerning future events, including the future levels of cash flow from operations. Management believes that all statements that express expectations and projections with respect to future matters; our ability to negotiate contracts having favorable terms; and the availability of capital resources; are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. We caution that these forward-looking statements involve a number of risks and uncertainties and are subject to many variables which could impact our financial performance. These statements are made on the basis of management’s views and assumptions, as of the time the statements are made, regarding future events and business performance. There can be no assurance, however, that management’s expectations will necessarily come to pass.

A wide range of factors could materially affect future developments and performance, including:

•
the impact of general economic and political conditions in the U.S. and in other countries in which we currently do business, including those resulting from recessions, political events and acts or threats of terrorism or military conflicts;

•	the impact of the geopolitical environment;
•	our ability to integrate the operations of recently acquired companies;
•	shifts in population and other demographics;
•	industry conditions, including competition;
•	fluctuations in operating costs;
•	technological changes and innovations;
•	changes in labor conditions;
•	fluctuations in exchange rates and currency values;
•	capital expenditure requirements;
•	the outcome of pending and future litigation settlements;
•	legislative or regulatory requirements;
•	interest rates;
•	the effect of leverage on our financial position and earnings;
•	taxes;
•	access to capital markets; and
•	certain other factors set forth in our filings with the Securities and Exchange Commission.

If our business is unsuccessful, our shareholders may lose their entire investment.

Although shareholders will not be bound by or be personally liable for our expenses, liabilities or obligations beyond their total original capital contributions, should we suffer a deficiency in funds with which to meet our obligations, the shareholders as a whole may lose their entire investment in the Company.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

Because this registration statement does not render professional advice, investors should retain their own advisors regarding certain federal income tax and other considerations regarding this report.

The registration statement does not render professional advice. In particular, prospective investors should not construe the contents of this report as investment, legal or tax advice. Each prospective investor in our common stock should consult his own bankers, counsel, accountants and other advisors regarding the legal, tax, business, financial and other related aspects of a purchase of our common stock. No representation or warranty is made as to whether, or the extent to which, an investment in our common stock constitutes a legal investment for investors whose investment authority is subject to legal restrictions. These investors should consult their own legal advisors regarding such matters.

Because of new legislation, including the Sarbanes-Oxley Act of 2002, we may be unable to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. As a public company, we are required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.50 per share offering price of our common stock was arbitrarily determined. There is no relationship between this price and our assets, earnings, book value, or any other objective criteria of value.
We may contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholder named in this prospectus is offering 3,640,650 shares of common stock offered through this prospectus. The shares include 100% of the issued and outstanding shares of

MSI and are intended for limited distribution to our parent corporation’s shareholders of record as of April 20, 2007.

The information regarding beneficial ownership of our common stock is being presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right.

The following table provides information regarding the beneficial ownership of our common stock held by the one (1) selling shareholder as of June 18, 2007, including:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered by each;
3. the total number of shares that will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The percentages are based on 3,640,650 shares of common stock outstanding on June 18, 2007.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Debut Broadcasting Corporation, Inc. 1209 - 16th Avenue South, Suite 200 Nashville, TN 37212	3,640,650	3,640,650	0	0.0%

None of the selling shareholders;
(1)	has had a material relationship with us other than as a shareholder at any time within the past three years;
(2)	has been one of our officers or directors; or
(3)	are broker-dealers or affiliates of broker-dealers.

Purchasing Shareholders

Our parent company, DBI, is offering up to 3,640,650 shares of our common stock exclusively to its April 20 Shareholders pursuant to its plan of reorganization. The shares include 100% of our issued and outstanding shares. The shares will be available for resale by the April 20 Shareholders when and if a market develops for the stock.

The following table provides information regarding the one hundred forty-four (144) April 20 Shareholders who are eligible to receive the 3,640,650 cumulative shares being offered:

1. the number of shares owned by each prior to this offering;
2. the total number of shares that are to be offered to each;
3. the total number of shares that we expect will be owned by each upon completion of the offering;
4. the percentage owned by each upon completion of the offering; and
5. the identity of the beneficial holder of any entity that owns the shares.

Through this prospectus, the named party has the right to beneficially own and have sole voting and investment power over all shares. The percentages are based on 3,640,650 shares of common stock outstanding on June 18, 2007.

Name and address of entity eligible to receive shares	Shares Owned Prior to this Offering	Shares Eligible to Receive	Shares Expected to Own Following Offering	Percentage Expected to Own Following Offering
Joseph Abraham 1930 Las Gallinas Ave San Raphael, CA 94903	0	340	340	0.01%
Emmanuel D Agorastos 2301 Broadway, #303 San Francisco, CA 94115	0	137,510	137,510	3.78%
Helen H Agorastos 2301 Broadway, Apt 303 San Francisco, CA 94115	0	12,020	12,020	0.33%
Mitch J Arndt 7542 Immanuel Ave S Cottage Grove, MN 55016-2016	0	350	350	0.01%
Bankdan Custodian 218 W Main St Danville, KY 40422	0	20,000	20,000	0.55%
Dale L Bagley & Debbie Lee Bagley Jt Ten 325 Endicott Dr Soldotna, AK 99669	0	7,000	7,000	0.19%
Steve Maran Baker 1925 Bonds Mill Rd Lawrenceburg, KY 40342	0	5,000	5,000	0.14%
Lester Balsley III 14171 Harvest Valley Ave Corona, CA 92880-9276	0	2,250	2,250	0.06%

Bankdan C/O Kentucky Trust Company 218 West Main Street Danvilleky 40422	0	42,260	42,260	1.16%
Martin W Barrs 517 Hickory St San Francisco, CA 94102-5518	0	5,000	5,000	0.14%
Stephen A Birtz 12 Harbor Dr Pocasset, MA 02559-1601	0	1,000	1,000	0.03%
Jason Brown 20953 49th Ave Langley, BC Canada V1N 8A1	0	5,000	5,000	0.14%
Bulletin Board C/O Robert Lichtenthal Dept Listed Block 390 Greenwich St. New York, NY 10013-2309	0	2,300	2,300	0.06%
Bert Butterworth and Vickie Butterworth Jt wros 12583 Corliss Ave N Seattle, WA 98133-8567	0	15,000	15,000	0.41%
Shaun Carberry 564 Market St, Rm 408 San Francisco, CA 94104	0	2,780	2,780	0.08%
Kenneth H Cayce 7131 Dardenne Prairie Drive Fallon, MO 63368-8065	0	36,670	36,670	1.01%
David Chizmar 12111 Beaver Creek Rd Salem, OH 44460	0	4,000	4,000	0.11%
Lawrence E Chizmar Jr 728 San Andreas CT Concord, CA 94518	0	14,000	14,000	0.38%
Lawrence E Chizmar Jr 728 San Andreas CT Concord, CA 94518-2301	0	6,000	6,000	0.16%
Lawrence E Chizmar 728 San Andreas Court Concord, CA 94518-2301	0	300	300	0.01%
Collegestock Inc 21 E 6th St, Ste 517 Tempe, AZ 85281	0	20,000	20,000	0.55%

Constance D Cordero 162 Beverly San Francisco, CA 94132	0	3,340	3,340	0.09%
Ralph Cordero Cust Hayden Joseph Cordero Utma CA 179 Temelec Circle Sonoma, CA 95476	0	100	100	0.00%
Sam Covelli 1243 E. Saragosa Street Chandler, AZ 85225	0	12,000	12,000	0.33%
Samuel Joseph Covelli 1243 E Saragosa St Chandler, AZ 85225	0	42,330	42,330	1.16%
Touraj G Davallou MCT Engineers Inc 452 Tehama Street San Francisco, CA 94103	0	3,250	3,250	0.09%
Craig Doctor 148-7471 Minoru Blvd, # 148 Richmond, BC Canada V6Y 1Z3	0	21,670	21,670	0.60%
Mr. Craig Doctor #148-7471 Minoru Blvd. Richmond, B.C. V6Y 1Z3	0	500	500	0.01%
Domestic Securites Inventory #29 160 Summit Ave Montvale, NJ 07645	0	260	260	0.01%
E-Agency 291 Third Street Oakland, CA 94607	0	10,000	10,000	0.27%
Darrell Gene Erlewein 812 Orchard Dr Nicholasville, KY 40356-2614	0	4,650	4,650	0.13%
Henry Ernst 500 Poplar Ave #303 Millbrae, CA 94030	0	2,000	2,000	0.05%
Estate For Gary Robert Schell 3603 West 8th Ave West Vancouver, BC Canada V6R 1Y9	0	500,000	500,000	13.73%
Douglas A Farley 608 N J St Lakeview, OR 97630	0	1,600	1,600	0.04%
Clarence J Ferrell 2801 Townsgate Rd, Suite 210 Westlake Village, CA 91361	0	3,340	3,340	0.09%

F G Management Inc 2014 Chicago Street San Diego, CA 92110-3420	0	8,000	8,000	0.22%
Financial Content Services Inc 400 Oyster Point Blvd, Ste 435 South San Francisco, CA 94089	0	25,000	25,000	0.69%
Gary L Flanagan 831 Lawrence St Gainesville, TX 76240	0	800	800	0.02%
Fmt Co Cust IRA FBO Maharshi Bipin Amin 61 Cherrywood Dr Somerset, NJ 08873-4230	0	12,500	12,500	0.34%
Fmt Co Cust IRA Rollover FBO Jack T Ragsdale 1800 Southridge Dr Denton, TX 76205-7814	0	7,800	7,800	0.21%
Fmt Co Cust IRA Rollover FBO David E Damianick 2212 21st St Rice Lake, WI 54868-8101	0	1,000	1,000	0.03%
Fmt Co Cust Sepp IRA FBO Richard Carl Wagner 298 Main St Hudson Falls, NY 12839-1546	0	280	280	0.01%
Joao E Goncalves Maria C Goncalves Jt Ten 9 Tara Drive Providence, RI 02904	0	20,000	20,000	0.55%
George W Grus & Elizabeth J Grus 21230 Shell Valley Rd Edmonds, WA 98026	0	25,000	25,000	0.69%
George W Grus & Elizabeth J Grus Jt wros 21230 Shell Valley Rd. Edmonds, WA 98026-7346	0	5,000	5,000	0.14%
Nora I Guzman 7935 Eskdale CT Sacramento, CA 95829	0	9,500	9,500	0.26%
Robert Hansen PO Box 76 Anahola, HI 96703	0	16,670	16,670	0.46%
Veronica Harrison 15452-85a Ave Surrey, BC Canada V3S 5N7	0	3,340	3,340	0.09%

Hayes Murphy Rollover IRA Ameritrade Inc Custodian 8418 198th Ave Bristol, WI 53104-9529	0	700	700	0.02%
Jaime Hernandez PO Box 2923 Crestline, CA 92325-2923	0	2,000	2,000	0.05%
Frans Hesse & Tiina Teemant-Hesse Jtwros 1106 Chemin De La Sine Vence 06140 France	0	5,000	5,000	0.14%
Wanda C Hoegel 2347 Shelter Creek Lane San Bruno, CA 94066	0	1,000	1,000	0.03%
Howard F Fine & Carol M Fine, Trustees of The Fine 1988 Revoca 33 Jordan Avenue San Francisco, CA 94118	0	600,000	600,000	16.48%
Paul K Hu Evelyn Hu 1278 California St San Francisco, CA 94109	0	400	400	0.01%
Paul Hulburd 22534 26th Ave Langley, BC Canada V2Z 3B3	0	6,670	6,670	0.18%
Ilya Ilienko 1053 East 13 Street, Apt D5 Brooklyn, NY 11230-4249	0	1,000	1,000	0.03%
IRA FBO Lawrence E Chizmar Jr Pershing LLC As Custodian 728 San Andreas CT Concord, CA 94518-2301	0	700	700	0.02%
James T Koo Family Living Trust & Winifred M Koo 920 Stewart Street, Ste 100 Sunnyvale, CA 94085-3923	0	3,340	3,340	0.09%
Robert C Jaspar 10 Frances Way Walnut Creek, CA 94597	0	36,670	36,670	1.01%
Mariano M Jauco Roth IRA Etrade Custodian 22718 Atherton St. Hayward, CA 94541-6610	0	500	500	0.01%

Mariano M Jauco 22718 Atherton St. Hayward, CA 94541-6610	0	200	200	0.01%
Jean King Yu Ttee Jean K. Yu Living Trust Dtd 02 U/A Dtd 02/03/1998 6363 Christie Ave # 324 Emeryville, CA 94608	0	1,340	1,340	0.04%
Kanta Jiwnani 30 River Ct., Apt 2212 Jersey City, NJ 07310-2110	0	1,000	1,000	0.03%
Dennis Keeley 741 Via Del Monte Palos Verde Estates, CA 90274	0	5,000	5,000	0.14%
Knight Equity Markets, L.P. OTCBB - Ricciardi, Mike 545 Washington Blvd Jersey City, NJ 07310-1607	0	215,540	215,540	5.92%
Kobori Family 1994 Trust Dated 12/12/94 Marvin S 215 Valencia Drive Millbrae, CA 94030-2856	0	6,000	6,000	0.16%
C Grainger Kornegay III C/F Caleb G Kornegay IV Ugma/Sc 1416 Fair St Camden, SC 29020-2921	0	2,000	2,000	0.05%
David Krauss 1253 Malta Lane Foster City, CA 94404-3713	0	1,500	1,500	0.04%
David Krauss IRA R/O Etrade Custodian 1253 Malta Lane Foster City, CA 94404-3713	0	3,400	3,400	0.09%
Faouzi Ba Kraiem 107-40 Queens Blvd, Apt 8H Forest Hills, NY 11375-4212	0	1,500	1,500	0.04%
Lyndsey Janii Kuykendall 4756 Clayton Road, #102 Cocord, CA 94521	0	1,000	1,000	0.03%
Niija Lynne Kuykendall 4756 Clayton Road, #102 Concord, CA 94521	0	1,000	1,000	0.03%
Mary A Laky PO Box 40 Bellingham, MA 02019-0040	0	4,000	4,000	0.11%

Fred Langen 8440 Steveston Hwy Richmond, BC Canada V7A 1M3	0	5,000	5,000	0.14%
Thomas Le & Julia Chou Ten Ent 404 S Roberts Rd Bryn Mawr, PA 19010-1136	0	3,000	3,000	0.08%
Min Lee 9571 5th Pl Lorton, VA 22079	0	15,210	15,210	0.42%
Paul Lepus 329 Mai Blvd Bl 18, #21 Sector 1 Bucharest, Romania	0	133,340	133,340	3.66%
Diomedes Liu MCT Engineers Inc 452 Tehama Street San Francisco, CA 94103	0	6,250	6,250	0.17%
Lynx Consulting Group Inc 2954 Mission Blvd, Ste 5 San Diego, CA 92109	0	62,500	62,500	1.72%
Anthony L Manfreda 269 Avila Street San Francisco, CA 94123	0	15,000	15,000	0.41%
Brent I Massey 5101 Neptune Court Granite Bay, CA 95746	0	2,500	2,500	0.07%
Brent I Massey 5101 Neptune CT. Granite Bay, CA 95746	0	15,000	15,000	0.41%
Alan Mayer 111 Jordan Ave San Anselmo, CA 94960-2322	0	3,000	3,000	0.08%
Alissa Mayer 111 Jordan Ave San Alselmo, CA 94960	0	1,000	1,000	0.03%
Jaclyn Mayer 111 Jordan Ave San Anselmo, CA 94960	0	1,000	1,000	0.03%
Angela McConnell 4756 Clayton Road, #102 Concord, CA 94521	0	1,000	1,000	0.03%
Schelley Jerren McConnell 4756 Clayton Road, #102 Concord, CA 94521	0	1,000	1,000	0.03%

Joan Ann McCarthy 1150 Union San Francisco, CA 94109	0	480	480	0.01%
M Cordero Jr. & E Cordero Ttee Cordero Family Revocable Trust U/A Dtd 06/13/1997 2217 Acorn Ridge CT Folsom, CA 95630	0	3,000	3,000	0.08%
MCT Engineers Inc 452 Tehama Street San Francisco, CA 94103	0	12,500	12,500	0.34%
Mercantile Discount Bank Ltd Trust Acct For Customers Central Securities Office 32 Yavne St Tel-Aviv, 65792 Israel	0	10,000	10,000	0.27%
Louis Metzner Suite 109-100 Park Royal West Vancouver, BC Canada V7T1AZ	0	540	540	0.01%
Dr Louis Metzner 1329 Esquimalt Ave West Vancouver, BC Canada V7T1K5	0	16,670	16,670	0.46%
Glen C Miller 205 Simonton Street Conroe, TX 77301	0	20,670	20,670	0.57%
C Glen Miller 205 Simonton Street Conroe, TX 77301	0	13,000	13,000	0.36%
Joseph A Mizzi 869 Wilmore Ave Concord, CA 94518-2246	0	320	320	0.01%
Nicolae Moldoveanu 4611 Green Trail Drive Houston, TX 77084-2946	0	670	670	0.02%
Richard Moore 1010 Hurle Way, Suite 185 Sacramento, CA 95825	0	12,500	12,500	0.34%
Mr Robert G Hanzelin Jr Ttee Robert G Hanzelin Jr Trust U/A 3/3/93 8095 San Vista Circle Naples, FL 34109	0	5,000	5,000	0.14%
Demek Y Muarega 6879 Wilding Pl Riverside, CA 92506	0	5,000	5,000	0.14%

Amy Munz 531 Buchanan Street San Francisco, CA 94102	0	25,000	25,000	0.69%
Ioana Munz 529 Buchanan Street San Francisco, CA 94102	0	1,770	1,770	0.05%
Marian Munz 531 Buchanan San Francisco, CA 94102	0	668,670	668,670	18.37%
Nexus Investor Relations LLC 264 South La Cienego Blvd, Ste 700 Beverly Hills, CA 90211	0	128,130	128,130	3.52%
Nexus Investor Relations LLC 264 South La Cienega Blvd, Suite 700 Beverly Hills, CA 90211-3302	0	40,750	40,750	1.12%
NFS/FMTC IRA FBO Karin Elise Bering 1177 Canada Road Woodside, CA 94062	0	2,800	2,800	0.08%
Han N Nguyen & Noi T Nguyenjt Ten 1014 Poppy Cir Costa Mesa, CA 92626-1672	0	3,000	3,000	0.08%
OTC Pink - Inventory Attn: Bobby Harrington 677 Washington Blvd Stamford, CT 06901	0	53,730	53,730	1.48%
Krishna C Pandeswara 22 Howard St, Ste 2E New York, NY 10013-3137	0	1,400	1,400	0.04%
K C Patel 995 Howard Street San Francisco, CA 94103	0	20,000	20,000	0.55%
S Aaron Pearson 19140 S Van Ness Ave Torrance, CA 90501	0	1,000	1,000	0.03%
Sydney A Pearson 18 Lepere Dr Pittsford, NY 14534	0	2,100	2,100	0.06%
Pentony Enterprises LLC 4949 Hedgecoxe Road, Suite 280 Plano, TX 75024	0	50,000	50,000	1.37%

Donna Perra Cust For Jackelyn Rae Perra Ucautma 3405 Klamath Woods Place Concord, CA 94518	0	40	40	0.00%
Donna Perra 3405 Klamath Woods Pl Concord, CA 94518	0	20	20	0.00%
Chris O Peters 1096 Tunnel Hill Ch Rd Elizabethtown, KY 42701-7929	0	250	250	0.01%
James R Prairie 92 Raemere St Camarillo, CA 93010-6400	0	1,000	1,000	0.03%
Hamira Rahimi 27240 Turnberry Lane, Ste 200 Valencia, CA 91355	0	10,000	10,000	0.27%
Michael Rauer 4062 N Chatterton Ave Boise, ID 83713-0886	0	2,000	2,000	0.05%
Elmer Rigel & Wanda Rigel 726 San Andreas CT Concord, CA 94518	0	1,000	1,000	0.03%
Kathleen H Riggs 2544 Warne St Port Charlotte, FL 33952	0	1,000	1,000	0.03%
Rocco John Biale 2920 Minert Rd Concord, CA 94518	0	1,000	1,000	0.03%
Danielle Roman 222 Silver Hill Lane Stanford, CT 06905	0	670	670	0.02%
Dennis M Roman 10848 Whitehawk Street Plantation, FL 33324	0	670	670	0.02%
Theodore R Roman & Donnie L Roman Jt Ten 3623 Rancho Diego Circle El Cajon, CA 92019	0	2,000	2,000	0.05%
Indrakala Rompally 85 High Road Bethany, CT 06524	0	2,000	2,000	0.05%

San Francisco Renaissance Painting Co Inc 213 Richardson Drive Mill Valley, CA 94941-2518	0	1,000	1,000	0.03%
Scottrade Inc Tr FBO Steve Perecko Rollover IRA 5699 Ware Point Road Gloucester, VA 23061	0	200	200	0.01%
John Tarkoosh Jr 740 Harvard Ave East Seattle, WA 98102	0	5,000	5,000	0.14%
June C Tai IRA Rollover Td Bank USA Na Custodian 914 Black Rock Road Gladwyne, PA 19035-1405	0	50,000	50,000	1.37%
John P Tatum 3709 Maplewood Drive Dallas, TX 75205	0	30,000	30,000	0.82%
Thomas C M Or Marie D Sam Yu Tr Ua 01 17 94 Thomas C M Yu & Marie D Sam Yu Rev Trust 5511 Diamond Hts Blvd San Francisco, CA 94131-2642	0	6,670	6,670	0.18%
Balakrishnan Thoppaswamy 3781 Miramar Way, Apt 5 Santa Clara, CA 95051-2059	0	500	500	0.01%
Steven Randall Titus Charles Schwab & Co Inc Oust Roth Contributory IRA 3405 Klamath Woods Pl Concord, CA 94518	0	2,200	2,200	0.06%
Steven Randall Titus Charles Schwab & Co Inc Cust IRA Contributory 3405 Klamath Woods Pl Concord, CA 94518	0	600	600	0.02%
Steven Randall Titus & Donna Perra Jt Ten 3405 Klamath Woods Pl Concord, CA 94518	0	650	650	0.02%
Steven Randall Titus Cust For Kyle Alexander Perra Ucautma Until Age 25 3405 Klamath Woods Pl Concord, CA 94518	0	20	20	0.00%

Irene A Valos 2643 16th Ave San Francisco, CA 94116	0	16,670	16,670	0.46%
Vanguard Equity Research Corporation 615 C Street, Ste 242 San Diego, CA 92101	0	12,500	12,500	0.34%
Lynn J Vanders 1205 Wisconsin Ave Gladstone, MI 49837-1429	0	3,800	3,800	0.10%
Fumihiro Watanabe 816 Wright Road Parksville, BC Canada	0	18,340	18,340	0.50%
Michael R Webster 3321 Calle Del Corrida Las Vegas, NV 89102	0	1,000	1,000	0.03%
Why Buy Dinar LLC 6020 Farmington Ave Se Delano, MN 55328	0	10,000	10,000	0.27%
Ari Zieger Michele Zieger PO Box 24907 Los Angeles, CA 90024	0	2,500	2,500	0.07%

Plan of Distribution

The selling shareholder will distribute all of its shares to the April 20 Shareholders in the amounts listed above. The April 20 Shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales,
5.	in any combination of these methods of distribution; or
6.	any other method permitted by applicable law.

We may contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. The sales price to the public is fixed at $0.50 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although an application for quotation of our common stock on the NASD Over-The-Counter Bulletin Board may be submitted, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1. the market price of our common stock prevailing at the time of sale;
2. a price related to such prevailing market price of our common stock; or
3. such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 36,406 shares as of the date of this prospectus, or;
2.
the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale. However, pursuant to the rules and regulations promulgated under the Securities Act, the OTC Bulletin Board, where our common stock is quoted, is not an “automated quotation system” referred to in Rule 144(e). As a consequence, this market-based volume limitation allowed for securities listed on an exchange or quoted on NASDAQ is unavailable for our common stock.

As of the date of this prospectus, none of the April 20 Shareholders have held their shares for more than one year. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

The April 20 Shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the shareholders or from such purchaser if they act as agent for the purchaser.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholder must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, it must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

With the exception of the following, we are not a party to any pending legal proceedings. At March 31, 2007, the State of California Employment Development Department was engaged in an audit of our personnel records. The Employment Development Department has made an assessment that we owe $29,228.72 in payroll taxes. We believe that the assessment is not correct and have filed petitions to appeal the assessment. Pursuant to the terms of the Merger, responsibility for this liability, if any, belongs to us and our management prior to the Merger, and will remain with us following the spinoff.

Our agent for service of process in Nevada is Cane Clark LLP, 3273 E. Warm Springs Rd., Las Vegas, Nevada 89120.

Directors, Executive Officers, Promoters and Control Persons

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Position	Age
Marian Munz	President Chief Executive Officer Sole Director	50
William White	Chief Financial Officer	65

Mr. Marian Munz is our Chief Executive Officer, President and sole Director. Mr. Munz held these positions with our parent company from our inception on January 22, 1999, until the date of the Merger, and has held these positions with us since our inception. Mr. Munz also serves as a consultant to MSI. Since March of 1997, Mr. Munz has also been the president of Strategic Information Technology Int’l., a California company that developed software for internet based applications and provided information technology consulting services to companies such as Sun Microsystems, Apple Computer, SBC Communications and others. Mr. Munz owns 100% of Strategic Information Technology Int’l., Inc. There is no affiliation between this company and

MSI. Mr. Munz holds an M.S. in Information Systems from Golden Gate University in San Francisco.

Mr. William L. White was appointed to act as our parent company’s Chief Financial Officer on March 18, 2006, and has served as our CFO since our inception. Mr. White is a certified public accountant by the state of California. Since August, 2001, Mr. White has served as the Chief Financial Officer for Game Link, Inc., a San Francisco-based privately held internet retailer with approximately 100 employees and 2005 sales of approximately $20 million. His responsibilities included finance, accounting and human resources. Mr. White holds a Bachelor’s degree in Industrial Engineering and a Master’s degree in Business Administration, both from Stanford University, awarded in 1964 and 1968 respectively.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not have any employees. We conduct all of our business through arrangements with independent contractors.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information known to us with respect to the beneficial ownership of our Common Stock as of June 18, 2007 by (1) all persons who are beneficial owners of 5% or more of its voting securities stock, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented in accordance with the rules of the Securities and Exchange Commission. Under these rules, a person may be deemed to beneficially own any shares of capital stock as to which such person, directly or indirectly, has or shares voting power or investment power, and to beneficially own any shares of our capital stock as to which such person has the right to acquire voting or investment power within 60 days through the exercise of any stock option or other right. The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing (a) (i) the number of shares beneficially owned by such person plus (ii) the number of shares as to which such person has the right to acquire voting or investment power within 60 days by (b) the total number of shares outstanding as of such date, plus any shares that such person has the right to acquire from us within 60 days. Including those shares in the tables does not, however, constitute an admission that the named stockholder is a direct or indirect beneficial owner of those shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on shares of Common Stock issued and outstanding or issuable as June 18, 2007. Unless otherwise indicated, the addresses for all of the individuals listed in the table below are c/o Media Sentiment, Inc., 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Current Executive Officers & Directors:
Common	Marian Munz	14,800,000 Shares(1)	80.25% (2)
Common	William White	0 Shares	0%
Total of All Current Directors and Officer:		14,800,000 Shares	80.25%
More than 5% Beneficial Owners
Common	Debut Broadcasting Corporation, Inc. 1209 - 16th Avenue South, Suite 200 Nashville, TN 37212	3,640,650	19.75%
(1) Includes unissued shares available upon conversion of existing notes held by the officer and his spouse.
(2) Based on a denominator of 18,440,650 which includes unissued shares available upon conversion of existing notes held by the officer and his spouse.

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as we expect it to be immediately following the distribution of shares by (1) all persons who are beneficial owners of 5% or more of its voting securities stock, (2) each director, (3) each executive officer, and (4) all directors and executive officers as a group. The information regarding beneficial ownership of our common stock has been presented as described in the foregoing table.

Except as otherwise indicated, all Shares are expected to be owned directly and the percentage shown is based on Shares of Common Stock, which we expect to be issued and outstanding immediately following the distribution of shares, but not including shares which are issuable based on conversion of our promissory notes. Unless otherwise indicated, the addresses for all of the individuals listed in the table below are c/o Media Sentiment, Inc., 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Current Executive Officers & Directors:
Common	Marian Munz	668,670 Shares *	18.37%
Common	William White	0 Shares	0%
Total of All Current Directors and Officer:		668,670 Shares	18.37%
More than 5% Beneficial Owners
Common	Marian Munz	668,670 Shares	0%

Common	Estate for Gary Robert Schell 2603 West 8th Ave West Vancouver, BC Canada V6R 1Y9	500,000 Shares	13.73%
Common	Howard F. Fine & Carol M Fine, Trustees of the Fine 1988 33 Jordan Avenue San Francisco, CA 94118	600,000 Shares	16.48%
* Does not include shares available upon conversion of existing notes held by the officer and his spouse.

• Description of Securities

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock with a par value of $0.001 per share. As of June 18, 2007, there were 3,640,650 shares of our common stock issued and outstanding, held by one (1) stockholder of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our Articles of Incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We do not have any outstanding options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Transfer Agent

The transfer agent for our common stock is Pacific Stock Transfer Corp, 500 E. Warm Springs Rd., Suite 240, Las Vegas, Nevada 89119.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada; have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Ronald Serota, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm, has presented their report with respect to our audited financial statements. The report of Ronald N. Silberstein, CPA, PLLC, Independent Registered Public Accounting Firm, is included in reliance upon their authority as experts in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Organization within the Last Five Years

Our parent corporation, Debut Broadcasting Corporation, Inc., was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. In January 2001, it changed its name to California News Tech, and in November 2001 it shifted its business plan to focus on providing online access to news media analysis for a subscription fee. On October 31, 2006, this business operation and its assets were transferred to us as a wholly owned subsidiary under the name Media Sentiment, Inc.

On May 17, 2007, our parent corporation completed a reverse merger with Debut Broadcasting Corporation, Inc., whereby it succeeded to the business of Debut and it changed its name to Debut Broadcasting Corporation, Inc. As a result of this merger, Debut, as our parent corporation, has determined that the two business operations would be better served if operated and owned separately. Consequently, its board of directors has approved the transfer of all of its Media Sentiment shares to its shareholders of record on April 20, 2007 on a pro-rata basis. This prospectus and registration statement is filed for the purpose of completing that distribution to the April 20 Shareholders.

Our principal offices are located at 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA. Our phone number is (415) 295-1695.

Description of Business

Overview

We own and operate an online news media analysis research service. The service is called MediaSentiment™ and quantifies qualitative press coverage, or what we refer to as Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment in order to make more informed decisions related to it. This can benefit our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our proprietary tracking software quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral.

We have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs. We believe that the use of our technology will expand in the coming years, driven by an ongoing increase in information availability and a demand for tools that assist in the quick assimilation of media reports.

We earned $6,012 during the three-month period ended March 31, 2007. As of March 31, 2007, we had $25,651 in current assets, and current liabilities in the amount of $267,218. Accordingly, we had a working capital deficit of $241,567 as of March 31, 2007. In general, we need to increase sales and make debt and/or equity financing arrangements in order to fund operations in the future.

Our Business

We believe that there have been dramatic qualitative and quantitative changes in media reporting over the last decade, driven in part by the Internet. Persons interested in media reports now have a variety of options and vast stores of information to negotiate. For frequent users of media reports, such as active stock market traders, the processing and assimilation of data has become much more complex. Also, with the advent of online trading and ECNs that enable trading directly, the speed at which investors and traders may need to make decisions has increased dramatically as well. Lastly, as some of the research indicates, the advent of algorithmic trading vastly enhances the role of computers in today’s trading and investment field.

We have developed our online news media analysis research product. The product is called MediaSentiment™ and quantifies qualitative press coverage, or Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment. This can benefit our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our proprietary tracking software quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral. We believe that the use of our technology will expand in the coming years, driven by an ongoing increase in information availability and a demand for tools that assist in the quick assimilation of media reports.

Our business model relies on our capability to give customers near real-time measurement and trend analysis of the media sentiment regarding the public companies they may wish to track. Customers are interested in media sentiment because they believe that media sentiment either reflects public sentiment, drives public sentiment, or both, and that public sentiment affects the general economy and particular companies. We create our research product, MediaSentiment™, by using our computer systems to search the Internet for publicly available media reports about publicly traded companies. We use proprietary Internet search engine technology that is focused on searching strictly news and publicly traded corporate websites. Our computer systems analyze the news reports published on the Internet using our proprietary software to measure the sentiment. Our MediaSentiment™ trend system measures sentiment by searching each media report for certain key words and phrases that we have previously identified both as significant to determining sentiment and as indicative of either positive or negative sentiment. By quantifying the number of words or phrases in a media report that indicate positive or negative sentiment, we then classify each report as positive, negative or neutral. Next we total the number of each of the positive, negative and neutral reports and then calculate the percentage each category represents of the overall media coverage for the requested period of time. The results are then displayed graphically for the benefit of our customers on our password protected website. Our computers have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs.

HeadsUp, another feature of our MediaSentiment™ research product, attempts to forecast the effects of the media sentiment resulting from the earnings release reports of publicly traded companies on the company’s stock price on the trading day following the reports. HeadsUp presents users with an easy to use graphical interface, displaying thumbs up and thumbs down assessments of the media sentiment. These assessments are strictly an analysis of the cumulative media sentiment of earnings releases of the publicly traded companies and are not buy or sell recommendations for the specific stocks. They are meant to help users make a faster and better buy or sell decision by providing information in real time manner. These thumbs up and thumbs down recommendations are generated automatically by our computer systems.

We have developed a new product named MediaSentiment Pro which adds two additional features to complement the HeadsUp feature found in MediaSentiment™:

1.
MediaSentiment UpperHand™ performs a correlation analysis automatically with two selected technical indicators that indicate buy/sell market pressures and presents to users the stock symbols of companies who meet the selected criteria.

2.	MediaSentiment BigMovers™ performs a correlation analysis automatically between Wall Street’s analysts’ estimates versus the actual earnings per shares that selected companies report.

MediaSentiment Pro is a unique product which enables traders and investors to rapidly receive an estimate of the impact of the sentiment regarding the earnings press release, combined with earnings surprise factors and buy/sell market pressures as determined by selected technical analysis indicators. All this is done in near real-time and presented in a proprietary, easy to use and understand graphical user interface, which literally gives users a thumbs up or thumbs down on selected stocks:

HeadsUp symbols are indicated by one thumb up or one thumb down
UpperHand symbols are indicated by two thumbs up or two thumbs down
BigMovers symbols are indicated by three thumbs up or three thumbs down

We have also developed a product MediaSentiment for MetaStock that integrates Media Sentiment indicators into a traditional technical analysis platform through a partnership with MetaStock, a Reuters product. This new product enables users to see historical charts of the correlations of media sentiment indicators with stock price, trading volume, and other technical analysis indicators. It also enables users to receive aHeadsUp and UpperHand signals on the charts in near real-time.

Based on our research, we believe that the quantifying of Media Sentiment® and integrating that quantification into a traditional technical analysis is a new and innovative idea which has the potential to increase the capabilities of technical analysts who currently rely heavily on stock price and volume as indicators

Another component of our MediaSentiment™ system is the newsletter, E-motions. We developed the newsletter to explore case studies highlighting the relationship between big price moves in MediaSentiment™ featured stocks, news coverage, and investor sentiment.

We have also developed the first beta version of a new product that was code-named PublicMemory.com. We used that product to track the news coverage of the congressional elections in 2006 and assess the media attention that candidates received. The resulting graphs were used by Stanford University’s Political Communications Lab web site. After conducting internal marketing research, we determined that there might be a market opportunity in taking advantage today’s fast-growing online advertising market, so we began developing a second beta version of this unique information search product. We named this second version of the product eSibyl.com.

Strategy

Our strategy is to further develop the first MediaSentiment™ system to offer more powerful search capabilities and cover more news sources and public companies. We anticipate that future versions of MediaSentiment™ will increase the number of news sources which will be interrogated by our search engine, seek to implement more user-friendly tools to enhance the performance of the product, and improve and further develop the trend graphs.

We also anticipate that we will develop eSibyl.com into an easy-to-use, easy-to-customize, issue-oriented search product to bring internet users the information that is critical to them in near real time, and market the product as such. By making the eSibyl results very easy to distribute anywhere on the web, users can read the critical content they need wherever they are located. We also anticipate developing eSibyl to function in multiple languages, which will enable us to expand usage globally very quickly.

Our existing business plan entails continuing to market these products through strategic partnerships, direct marketing, and advertising to online traders/investors. Our initial target market for our products is the financial users’ community and, more specifically, online investors. We believe that the online investor relies on the Internet as a primary news provider for research and investment decision making processes and that these investors are unable to independently analyze the sheer volume of information available through the Internet. Our business is to provide our customers with news scanning and analysis at a very low cost.

Competition

The field of sentiment analysis has evolved in recent years as more individuals and institutions have begun to recognize the potential impact of this new technology. New studies have indicated the merits of the sentiment analysis of the news media in general, and earnings press releases in particular, for the investment market segment. In January of 2006, the Federal Reserve Bank of St. Louis published a research paper titled Beyond the Numbers: An Analysis of Optimistic and Pessimistic Language in Earnings Press Releases. Among other things, the report concludes: “We find a significant market response to the levels and unexpected amounts of optimistic and pessimistic language in earnings press releases after controlling for other factors known to influence the market response to the announcement of earnings per se. These results suggest that market participants consider at least some portion of optimistic and pessimistic language usage in earnings press releases to be credible.”

Also, the amount of the trading volume executed by automated programs has increased substantially in recent years. The Wall Street Journal reported that Program trading in the week ended May 19, 2006 accounted for 61.2%, or an average of 1,226 million shares daily, of New York Stock Exchange volume.

Since we began developing our technology, other firms have seen the potential need in the marketplace for technologies capable of contributing to investment/trading decisions through sentiment analysis. These other firms do not seem to target the individual investor directly as we do. They may, however, be able to reach these consumers through deals with major online brokerages.

We see the increased attention to this field as a strong indicator of market potential. We welcome the expansion of this new sector, and we believe that our technology is well-differentiated and has already built a data performance track record.

Following are the significant players in this new field of sentiment analysis:

•
Progress Software Corporation (NASDAQ: PRGS) provides application infrastructure software for the development, deployment, integration and management of business applications. Progress Software released Apama Event Store in 2006. Their market focus is on corporations, such as investment banks and hedge funds. Progress Software markets Apama EventStore as a real-time event data store and replay facility that enables the back testing of algorithmic trading strategies on historical data.

•
Corpora Software is a trading company of Corpora plc. Corpora plc is a UK public company. Corpora Software released a product called Sentiment, which purports to use natural language processing to read news articles and to determine if coverage is positive, negative or neutral. This product seems to focus on the Public Relations industry and not on the financial sector. However, from their general description, it seems that the product could be adapted to read and analyze the sentiment resulting from financial news articles.

•
ComMetric Ltd., a UK company, provides Qualitative Media Analysis and Influencer Network Analysis. They plan to bring products to market in 2007, including CommEq which isolates, explains, and predicts the impact of media coverage on financial assets. CommEq wants to apply numerical approaches to correlate media output, corporate reputation, and financial prices.

•
Reuters revealed in 2006 it that it had produced a system that allowed computers to read news stories and then to trade on the back of them. Reuters started to provide black box trading systems to hedge funds based on algorithms that could read and interpret words in news articles as part of the decision making process.

•
Monitor110 develops products to enable Institutional Investors to access, analyze, and monetize Internet information. The beta version of the company’s technology is based on a conceptual or semantic search rather than keyword search. The conceptual search results are prioritized relative to key events in industry news. Monitor110 is currently focused on hedge funds.

Property and Equipment

Our principal offices are located at 825 Van Ness Ave., Suite 406-407, 4th Floor San Francisco, CA.

We have no other property or equipment.

Compliance with Environmental Laws

We did not incur any costs in connection with the compliance with any federal, state, or local environmental laws.

Research and Development Expenditures

We incurred research and development expenditures in the amount of $6,500 for the fiscal year ended December 31, 2006, and $28,961 for the fiscal year ended December 31, 2005. The decrease in research and development expenditures reflects the completion of our web site development efforts in the year ended December 31, 2005.

We anticipate continuing our current efforts in market research and development. As part of this process, we will continuously survey the online investor community to gain an understanding of investors’ likes and dislikes. Based upon this feedback, we will likely consider the merits of offering additional products and services.

Patents and Trademarks

We own the software that we use to create MediaSentiment™. We purchased the rights and ownership of the initial components of the software from Strategic Information Technology Int’l, Inc., and transferred those rights to MSI upon incorporation.

We filed a U.S. Provisional Patent Application on August 8, 2003 with the United States Patent and Trademark Office for our software. This application was assigned Serial No. 60/493,869. A provisional patent application is a short version of a patent application which is used to establish an early filing date for a regular patent application filed at a later point in time. The provisional patent application does not result in the issuance of a patent. It is the company’s obligation to file a regular patent application within a year of the provisional patent application filing date. The failure to do so will result in the provisional patent application becoming useless. We failed to file for the regular patent application prior to August 8, 2004. On September 29, 2004, we submitted another Provisional Patent Application with the United States Patent and Trademark Office for our software. The U.S. Provisional Patent Application Serial No. is 60/599,922. On August 9, 2005 we filed the full patent application for our technology as “Method and Apparatus to Forecast Effects of Media Sentiment.”

Also, in July 2006 we announced that we had received registered status by the United States Patent and Trademark Office (USPTO) for the name Media Sentiment®.

We have registered the domain names: www.MediaSentiment.com, www.aHeadsUp.com, www.anUpperHand.com, www.PublicMemory.com, www.CaliforniaNewsTech.com, www.theBigMovers.com, www.eSibyl.com and www.eSibyl.com .

Over the next twelve months we anticipate that we will seek federally registered trademarks for more of our intellectual property, including the logos associated with MediaSentiment™ and the names and logos associated with HeadsUp and Upper Hand, the thumbs up and thumbs down symbols, and the user interface for HeadsUp, but we have not done so at this time.

We have registered with the Copyright Office, the copyrights for the caption work “Stock Performance vs Sentiment - Cisco,” which is a chart plotting the stock performance along with the media sentiment at various stock performance values. The registration form TX, TX 6-159-328 was declared effective as of July 28, 2004.

All of the intellectual property, which we have acquired related to our business, was transferred to us from our parent company prior to the Merger.

Plan of Operations

THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH THE INFORMATION CONTAINED IN THE FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS CURRENT REPORT ON FORM 8-K.

The following discussion reflects our plan of operation. This discussion should be read in conjunction with the audited financial statements of our parent company’s wholly-owned subsidiary, Debut, for the period from inception through December 31, 2006 and unaudited financial statements for the three month period from January 1, 2007 through March 31, 2007; Our audited financial statements for the twelve month periods ended December 31, 2006 and 2005; and unaudited financial statements for the three month period from January 1, 2007 through March 31, 2007; Unaudited pro forma consolidated balance sheet of our parent company as of Dec 31, 2006 and March 31, 2007; and unaudited pro forma consolidated statement of operations and unaudited pro forma consolidated statement of stockholders’ equity of our parent company for the period from inception through March 31, 2007. This discussion contains forward-looking statements, within the meaning of Section 27A of Securities Act of 1933, as amended, Section 21E of the

Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including statements regarding our expected financial position, business and financing plans. These statements involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Current Report on Form 8-K, particularly under the headings “Forward Looking Statements” and “Risk Factors.”

Overview

We have developed our online news media analysis research product. The product is called MediaSentiment™ and quantifies qualitative press coverage, or Media Sentiment®. The central premise behind MediaSentiment™ is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment. This can benefit our customers as they interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

Our MediaSentiment™ research product assists our customers in quickly understanding the cumulative sentiment reflected in media reports. Our proprietary tracking software quickly scans available media reports for key words and provides an assessment as to whether the overall tone of the news story is positive, negative, or neutral.

We have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs. We believe that the use of our technology will expand in the coming years, driven by an ongoing increase in information availability and a demand for tools that assist in the quick assimilation of media reports. However, we have committed to and anticipate spinning off MSI as soon as is practicable.

Our Business

Our business model relies on our capability to give customers near real-time measurement and trend analysis of the media sentiment regarding the public companies they may wish to track. Customers are interested in media sentiment because they believe that media sentiment either reflects public sentiment, drives public sentiment, or both, and that public sentiment affects the general economy and particular companies. We create our research product, MediaSentiment™, by using our computer systems to search the Internet for publicly available media reports about publicly traded companies. We use proprietary Internet search engine technology that is focused on searching strictly news and publicly traded corporate websites. Our computer systems analyze the news reports published on the Internet using our proprietary software to measure the sentiment.

Our MediaSentiment™ trend system measures sentiment by searching each media report for certain key words and phrases that we have previously identified both as significant to determining sentiment and as indicative of either positive or negative sentiment. By quantifying the number of words or phrases in a media report that indicate positive or negative sentiment, we then classify each report as positive, negative or neutral. Next we total the number of each of the positive, negative and neutral reports and then calculate the percentage each category represents of the overall media coverage for the requested period of time. The results are then displayed graphically for the benefit of our customers on our password protected website. Our computers have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs.

HeadsUp, another feature of our MediaSentiment™ research product, attempts to forecast the effects of the media sentiment resulting from the earnings release reports of publicly traded companies on the company’s stock price on the trading day following the reports. HeadsUp presents users with an easy to use graphical interface, displaying thumbs up and thumbs down assessments of the media sentiment. These assessments are strictly an analysis of the cumulative media sentiment of earnings releases of the publicly traded companies and are not buy or sell recommendations for the specific stocks. They are meant to help users make a faster and better buy or sell decision by providing information in real time manner. These thumbs up and thumbs down recommendations are generated automatically by our computer systems.

We have developed a new product named MediaSentiment Pro which adds two additional features to complement the HeadsUp feature found in MediaSentiment™:

1.
MediaSentiment UpperHand™ performs a correlation analysis automatically with two selected technical indicators that indicate buy/sell market pressures and presents to users the stock symbols of companies who meet the selected criteria.

2.	MediaSentiment BigMovers™ performs a correlation analysis automatically between Wall Street’s analysts’ estimates versus the actual earnings per shares that selected companies report.

MediaSentiment Pro is a unique product which enables traders and investors to rapidly receive an estimate of the impact of the sentiment regarding the earnings press release, combined with earnings surprise factors and buy/sell market pressures as determined by selected technical analysis indicators. All this is done in near real-time and presented in a proprietary, easy to use and understand graphical user interface, which literally gives users a thumbs up or thumbs down on selected stocks:

HeadsUp symbols are indicated by one thumb up or one thumb down
UpperHand symbols are indicated by two thumbs up or two thumbs down
BigMovers symbols are indicated by three thumbs up or three thumbs down

Our plan is to market MediaSentiment Pro as a tool to help users make investment decisions faster and more accurately. We plan to sell monthly subscriptions to MediaSentiment Pro. However, users may choose to subscribe to any function individually. aHeadsUp will be available for annual subscriptions while UpperHand and BigMovers will be available for both monthly and yearly subscriptions.

We have also developed a product MediaSentiment for MetaStock that integrates Media Sentiment indicators into a traditional technical analysis platform through a partnership with MetaStock, a Reuters product. This new product enables users to see historical charts of the correlations of media sentiment indicators with stock price, trading volume, and other technical analysis indicators. It also enables users to receive aHeadsUp and UpperHand signals on the charts in near real-time.

Based on our research, we believe that the quantifying of Media Sentiment® and integrating that quantification into a traditional technical analysis is a new and innovative idea which has the potential to increase the capabilities of technical analysts who currently rely heavily on stock price and volume as indicators. Our plan is to start marketing this integration product in partnership with MetaStock at prices similar to our other products. We believe that we can release new products that are part of MediaSentiment Pro as well as the integration module with MetaStock during 2007.

Another component of MSI’s MediaSentiment™ system is the newsletter, E-motions. We developed the newsletter to explore case studies highlighting the relationship between big price moves in MediaSentiment™ featured stocks, news coverage, and investor sentiment.

We have also developed the first beta version of a new product that was code-named PublicMemory.com. We used that product to track the news coverage of the congressional elections in 2006 and assess the media attention that candidates received. The resulting graphs were used by Stanford University’s Political Communications Lab web site. After conducting internal marketing research, we determined that there might be a market opportunity in taking advantage today’s fast-growing online advertising market, so we began developing a second beta version of this unique information search product. We named this second version of the product eSibyl.com.

Our intent is to develop eSibyl.com into an easy-to-use, easy-to-customize, issue-oriented search product to bring internet users the information that is critical to them in near real time. Our plan is to make the eSibyl results very easy to distribute anywhere on the web, so users can read the critical content they need wherever they are located. We are also developing eSibyl to function in multiple languages, which will enable us to expand usage globally very quickly. We plan to finalize the second beta version of eSibyl.com and to take it to the marketplace by the end of the fourth quarter of 2007.

We have also determined that the first MediaSentiment™ system could be improved to offer more powerful search capabilities and cover more news sources and public companies. During the next twelve months, we anticipate that we will research future versions of MediaSentiment™ that will increase the number of news sources which will be interrogated by our search engine, seek to implement more user-friendly tools to enhance the performance of the product, and improve and further develop the trend graphs.

We may need to increase staffing to handle the additional demands associated with the expansion of our customer base. We may hire additional employees and/or contractors to assist with sales, customer service, technical support, website management and development, and administration. If we hire additional employees and/or contractors, we will then need to lease additional office space to accommodate the associated growth.

Further, we anticipate a continuation of our current efforts in market research and development. As part of this process, we will continuously survey the online investor community to gain a greater understanding of investors’ likes and dislikes. Based upon this feedback, we will consider the merits of offering additional products and services.

Our existing business plan entails continuing to market these products through strategic partnerships, direct marketing, and advertising to online traders/investors. Our initial target market for our products is the financial users’ community and, more specifically, online investors. We believe that the online investor relies on the Internet as a primary news provider for research and investment decision making processes and that these investors are unable to independently analyze the sheer volume of information available through the Internet. Our business is to provide our customers with news scanning and analysis at a very low cost.

The execution of our business plan in the next twelve months is contingent upon our ability to significantly increase our revenue from sales. If we are unable to do so, obtaining additional financing through another debt or equity financing arrangement will be imperative to the execution of the business plan over the next twelve months. If we are unable to obtain additional financing, the implementation of the business plan will be impaired.

Critical Accounting Policies

Our significant accounting policies are described in Note 2 of the Financial Statements.

Operations

We generated $6,012 for the quarter ended March 31, 2007. During the same period, we incurred expenses in the amount of $95,662. These expenses and lack of sufficient revenue led to a loss, of $89,650 for the quarter ended March 31, 2007.

Liquidity and Capital Resources

As of March 31, 2007, we had Current Assets in the amount of $25,651, consisting of $11,841 in Cash and Cash Equivalents, $2,510 in Accounts Receivable, and $11,300 in Prepaid Expenses. As of March 31, 2007, we had Current Liabilities in the amount of $267,218, of which $75,278 was Accounts Payable and Accrued Liabilities, and $191,940 was for Notes Payable to Related Parties. This resulted in working capital deficit in the amount of $241,567.

Recent Events

On May 10, 2007, we executed two Promissory Notes for a cumulative amount of $148,000 with related parties for the following transactions:

1.
We borrowed $63,000 from our President and CEO, Marian Munz at an annual interest rate of 10% for a period of twelve (12) months. On June 1, 2007, the entire outstanding loan amount (including principal and interest) became convertible into 6,300,000 unregistered shares of our common stock upon written demand by the lender.

2.
We borrowed $85,000 from Tunde Munz-Abraham, the wife of our President and CEO, Marian Munz, at an annual interest rate of 10% for a period of twelve (12) months. After June 1, 2007, the entire outstanding loan amount (including principal and interest) became convertible into 8,500,000 unregistered shares of our common stock upon written demand by the lender.

Off Balance Sheet Arrangements

As of March 31, 2007, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00,

other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of June 18, 2007, we had one (1) holder of record of our common stock.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1. we would not be able to pay our debts as they become due in the usual course of business, or;

2. our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended 2006 and 2005.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marian Munz, President, CEO, Director	2006 2005	21,000 36,000	- -	- -	- -	- -	- -	- -	21,000 36,000
William White, Chief Financial Officer	2006 2005	18,600* -	- -	- -	- -	- -	- -	- -	18,600 -

* Commencing on or about March 18, 2006, we agreed to pay William White a consulting fee of $300 per 8 hours worked

Narrative Disclosure to the Summary Compensation Table

Commencing in March 2006, we agreed to pay William White a consulting fee of $300 per eight hour day worked. Our original agreement was that Mr. White would provide part time services as an independent contractor for a period of three months to end June 18, 2006, subject to an extension by mutual agreement of the parties. By mutual consent of the parties, Mr. White has continued to act as our CFO on these same terms since June 18, 2006.

Stock Option Grants

We have not granted stock options to our executive officers.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Marian Munz	-	-	-	-	-	-	-	-	-
William White	-	-	-	-	-	-	-	-	-

Compensation of Directors

The table below summarizes all compensation of our director as of December 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Marian Munz	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

We do not pay any cash compensation to our director.

Stock Option Grants

We have not granted any stock options to our director.

Financial Statements

Index to Financial Statements:

Our audited financial statements for the twelve month periods ended December 31, 2006 and 2005; and unaudited financial statements for the three month period from January 1, 2007 through March 31, 2007:

F-1	Report of Independent Registered Public Accounting Firm;

F-2	Consolidated Balance Sheet as of December 31, 2006 and Balance Sheet as of December 31, 2005;

F-3	Consolidated Statement of Operations for the year ended December 31, 2006 and Statement of Operations for the years ended December 31, 2005 and 2004;

F-4	Consolidated Statement of Shareowners’ Investment for the year ended December 31, 2006 and Statement of Shareowners’ Investment for the years ended December 31, 2005 and 2004;

F-5	Consolidated Statement of Cash Flows for the year ended December 31, 2006 and Statement of Cash Flows for the years ended December 31, 2005 and 2004;

F-6	Notes to Consolidated Financial Statements

F-15	Consolidated Balance Sheet as of March 31, 2007;

F-16	Consolidated Statements of Operations for the three months ended March 31, 2007 and 2006;

F-17	Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006;

F-18	Notes

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareowners of
California News Tech and subsidiary

We have audited the accompanying consolidated balance sheet of California News Tech as of December 31, 2006 and the balance sheet of California News Tech as of December 31, 2005 and the related consolidated statements of operations, shareowners’ investment, and cash flows for the year ended December 31, 2006 and the related statements of operations, shareowners’ investment, and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of California News Tech at December 31, 2006 and the financial position of California News Tech as of December 31, 2005 and the consolidated results of their operations and their cash flows for the year ended December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 9 to the financial statements, in 2006 the Company changed its method of accounting for stock compensation.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jewell & Langsdale
Walnut Creek, California
February 9, 2007

California News Tech
and Subsidiary
Consolidated Balance Sheet, December 31, 2006
Balance Sheet, December 31, 2005

	2006	2005
Assets
Current assets:
Cash	$21,153	$217,657
Accounts receivable	15,388	9,820
Prepaid expense	11,300	36,175
	47,841	263,652

Equipment, net of accumulated depreciation	136	1,031

Intangible assets, net of accumulated amortization	268,860	329,560

	$316,837	$594,243

Liabilities and Shareowners’ Investment
Current liabilities:
Accounts payable and accrued expenses	$57,980	$22,495
Deferred revenue	1,638	3,485
Notes payable	156,940	51,000
Total current liabilities	216,558	76,980

Long- term debt:
Notes payable		77,140

Shareowners’ investment:
Common stock, $0.003 par value,
Authorized 8,333,333 shares,
Issued and outstanding
3,640,440 and 3,125,166 shares	10,923	9,375
Paid-in capital	1,783,500	1,393,087
Retained earnings (deficit)	(1,694,144)	(962,339)
	100,279	440,123

	$316,837	$594,243

See accompanying notes.

California News Tech
Consolidated Statement of Operations
Year ending December 31, 2006
Statements of Operations
Years ending December 31, 2005 and 2004

		2006	2005	2004

Revenue		$84,535	$36,253	$4,244

Expenses:

Selling and administrative costs		429,351	126,767	30,867
Office and other operating costs		319,698	196,028	56,588
Depreciation and amortization		68,095	875	968

Total expenses		817,144	323,670	88,423

Operating income (loss)		(732,609)	(287,417)	(84,179)

Interest income		804

Net income (loss)		$(731,805)	$(287,417)	$(84,179)

Average common shares outstanding (basic)		3,412,817	2,858,235	2,557,833)

Income (loss) per share (basic)		$(.21)	$(.10)	$(.03)

Average common shares outstanding (diluted)		3,412,817	2,858,235	2,557,833

Income (loss) per share (diluted)	$	$ (.21)	$(.10)	$(.03)

See accompanying notes.

California News Tech
Consolidated Statement of Shareowners’ Investment
Year ending December 31, 2006
Statements of Shareowners’ Investment
Years ending December 31, 2005 and 2004

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)
	Shares	Amount

Balance, January 1, 2004	2,506,333	$7,519	$ 734,257	$(590,743)

Net income (loss) for year ended December 31, 2004				(84,179)

Shares issued	285,000	855	283,307

Balance, December 31, 2004	2,791,333	8,374	1,017,564	(674,922)

Net income (loss) for year ended December 31, 2005				(287,417)

Shares issued	333,833	1,001	375,523

Balance, December 31, 2005	3,125,166	9,375	1,393,087	(962,339)

Net income (loss) for year ended December 31, 2006				(731,805)

Shares issued	515,274	1,548	390,413	0

Balance, December 31, 2006	3,640,440	$10,923	$1,783,500	$(1,694,144)

See accompanying notes

California News Tech
Consolidated Statement of Cash Flows
Year ending December 31, 2006
Statement of Cash Flows
Years ending December 31, 2005 and 2004

	2006	2005	2004

Cash flows from operating activities:
Net income (loss)	$(731,805)	$(287,417)	$(84,179)
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:	68,095	875	968
Depreciation and amortization
Increase/decrease in assets and liabilities: Accounts receivable, prepaid expense and security deposits	19,307	(43,583)	(2,412)
Accounts payable/deferred revenue	33,638	6,399	(19,332)
Notes payable	28,800	7,500
Total adjustments	149,840	(28,809)	(20,776)

Net cash provided (used) by operating activities	(581,965)	(316,226)	(104,955)

Cash flows from investing activities:
Furniture and equipment purchased		(700)	(712)
Product development	(6,500)	(7,500)
Website development		(21,461)	0
Net cash used by investing activities	(6,500)	(29,661)	(712)

Cash flows from financing activities:
Issuance of common shares	391,961	376,524	284,162
Net cash provided by financing activities	391,961	376,524	284,162

Net increase (decrease) in cash	(196,504)	30,637	178,495

Cash balance:
	217,657	187,020	8,525
Beginning of the year

End of the year	$21,153	$217,657	$187,020

See accompanying notes.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 1.  Description of Business

California News Tech was originally incorporated during 1999, under the laws of the State of Nevada, to create and market Internet search tools. The Company changed its name from NewsSurfer.com Corporation and in the year 2000 became known as California News Tech. During the years 2002, 2003 and 2004, the Company added to its search engine software the ability for users to access specific news relating to publicly listed companies. During the first quarter of 2006, the Company completed development of its website.

Media Sentiment, Inc. was incorporated during October 2006, under the laws of the State of Nevada, as a wholly owned subsidiary of California News Tech.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds net realizable value. The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 2.  Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

•	an agreement with the customer;
•	delivery to and acceptance of the product by the customer has occurred;
•	the amount of the fees to be paid by the customer are fixed or determinable; and
•	collection of these fees is probable.

If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Any delivery, selling or other costs billed to the customers is included in net revenue and the related delivery, selling or other costs is included in the cost of selling subscriptions.

Deferred Revenue

Deferred revenue is customer deposits for unearned subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are capitalized. Capitalization of costs ceases when the product is available for general release to customers. Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 2.  Summary of Significant Accounting Policies (Continued)

Stock-based Compensation Plans

The Company has non-qualified stock-based compensation plans for consultants and directors. On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), Stock-Based Compensation. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value at the date of grant. The related compensation expense is recorded at the date of grant (the Company’s employee stock options are fully vested at the time of grant) as compensation expense. Excess tax benefits, if any, will be recognized as an addition to paid-in capital.

Stock-based compensation expense for employee stock options has been calculated using the Black-Scholes option valuation model. At this time, the Company is assuming there will be no forfeitures.

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Diluted Net Loss per Common Share

Basic net loss per common share is based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued. Stock options were antidilutive because they had an exercise price greater than the average market price during the year or due to the net loss in 2006, 2005 and 2004.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 2.  Summary of Significant Accounting Policies (Continued)

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

Note 3.  Going Concern and Liquidity

Without raising additional capital there is doubt as to the ability of the Company to continue. Historically, the Company has incurred significant losses and negative cash flows from operations. As of December 31, 2006, the accumulated deficit was $1,694,144 and the negative working capital was $168,717. The Company has primarily funded operations through private placements and a public offering. To the extent that sources of financing are available, the Company will promote its software, maintain its processing system and continue to enhance its service.

Note 4.  Net Loss per Common Share

    The following potential common shares have been excluded from the calculation of diluted net loss per share for the years presented because the effect would have been antidilutive:

	Year Ended December 31,
	2006	2005	2004
Shares issuable under stock options	816,500	1,100,225	710,700
Shares issuable pursuant to warrants	30,000	1,000,000	288,500

    The weighted average exercise price of stock options, was $1.42 and $1.34 at December 31, 2006 and 2005, respectively. The average exercise price of outstanding warrants was $1.00 per share for those granted during 2006 and 2005.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 5.  Equipment

Equipment consists of the following:

	December 31, 2006	December 31, 2005
Computer equipment	$10,511	$10,511
Accumulated depreciation	(10,375)	(9,480)

Net book value	$ 136	$ 1,031

Note 6.  Intangible Assets

Intangible assets consist of product development and website development costs of $336,060 with related amortization of $67,200 at December 31, 2006. Total product and website development costs at December 31, 2005 were $329,560

Note 7.  Notes Payable to Related Parties

During 2002, the Company entered into agreements with certain consultants, who are also members of the board of directors, to delay cash compensation for services rendered. These agreements continued through the 2003 year.

Effective March 6, 2006, the agreements were modified and extended. The notes payable to related parties consist of uncollateralized, non-interest bearing notes. A portion of the notes, $76,940, are the subject of ongoing negotiation. The remaining notes of $80,000 are due to an officer and director of the Company, Marian Munz.

Note 8. Shareowners’ Investment

As of December 31, 2006, the Company’s authorized share capital consists of 8,333,333 shares at $0.003 par value. There are no preference shares authorized. At the special meeting of the shareholders held December 28, 2001, a one-for-three reverse stock split of the outstanding and authorized shares was approved. All share and per share amounts in these financial statements have been adjusted to give effect to the reverse stock split.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 8.  Shareowners’ Investment (Continued)

On January 9, 2007, the increase in the number of authorized shares to 100,000,000 and the one for ten reverse split of the common stock as approved by the shareholders on December 29, 2006, became effective.

Issued share capital and paid-in capital balances are:

	Common Stock		Paid-in
	Shares	Amount	Capital
Balance, December 31, 2001	2,018,833	$ 6,057	$ 581,659
Issuance of common shares	437,500	1,312	142,748
Balance, December 31, 2002	2,456,333	7,369	724,407
Issuance of common shares	50,000	150	9,850
Balance, December 31, 2003	2,506,333	7,519	734,257
Issuance of common shares	285,000	855	283,307
Balance, December 31, 2004	2,791,333	8,374	1,017,564
Issuance of common shares	333,833	1,001	375,523
Balance, December 31, 2005	3,125,166	9,375	1,393,087
Issuance of common shares	515,274	1,548	390,413
Balance, December 31, 2006	3,640,440	$10,923	$1,783,500

Note 9.  Stock Option Plans

Directors and consultants have been granted options to purchase common shares at fair market value. The granting of options is administered by the board of directors with grant and vesting provisions, term and exercise price subject to the discretion of the board.  The following table summarizes information about stock options outstanding at December 31, 2006.

Grant Date	Weighted Average Exercise Price	Options Outstanding	Options Exercisable
2002	$0.83	268,000	268,000
2003	1.00	80,000	80,000
2004	1.00	40,000	40,000
2005	2.99	241,250	241,250
2006	1.42	187,250	187,250

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 9.  Stock Option Plans (Continued)

The weighted average exercise price of the stock options was $1.42 at December 31, 2006 with vesting simultaneous with the grant date. Options expire should a director retire or a consultant’s contract terminate unless otherwise authorized by the board of directors. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2006	2005	2004	2003
Risk-free interest rate	4.42%	4%	4%	3%
Expected dividend	--	--	--	--
Expected volatility factor	15%	30%	30%	30%
Expected option term	5 years	5 years	5 years	3 years

    During the year ending December 31, 2003, the Company adopted the disclosure provisions of SFAS No. 148, however, the transition provisions were not adopted. In accordance with SFAS 123(R), in 2006 the Company changed its method of accounting for stock compensation.

All stock options are issued at fair market value on the date of grant. Accordingly, stock compensation expense for stock options granted during the periods is not recognized.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Fair value is determined using an option-pricing model, such as Black-Scholes, that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends, and the risk-free interest rate over the expected life of the option.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 10.  Warrants

Warrants accompanied the shares issued during 2004 giving the shareowner the right to purchase additional shares for $2.00 per share. A total of 285,000 warrants were granted with the sale of the shares. At December 31, 2004, a total of 288,500 warrants were outstanding. An additional 1,000,000 warrants were authorized during the year ended December 31, 2005. At December 31, 2006 there are 30,000 warrants outstanding.

Note 11. Income Taxes

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance. The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

As of December 31, 2005, the Company had a net operating loss carryforward for U.S. federal income tax purposes of approximately $962,958. The federal net operating loss carryforward, if not utilized, will begin to expire in 2014.

Note 12. Commitments and Contingencies

At the annual meeting held March 6, 2004, a resolution was approved concerning the granting of stock options to directors. The plan provides for 1,000 options to be granted monthly to each external director plus 5,000 options to each director attending a board meeting, up to a maximum of five (5) regular and special meetings per year. The exercise price remains at $1.00. The maximum number of options to be authorized annually cannot exceed 15% of the outstanding shares at each year end.

At December 31, 2006, the State of California Employment Development Department had begun an audit. The Employment Development Department had made a preliminary request from the Company of $6,000. The Company disagrees with this preliminary request.

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 13. Subsequent Events

On October 30, 2006, the Company entered into a Debenture Subscription Agreement with DNB Capital Management, Inc. (DNB) under which the Company will sell to DNB a debenture in the amount of $100,000 bearing interest at 18% per annum. The interest is payable quarterly; all principal and interest are due October 30, 2008. The debenture is convertible, at the option of the holder, after February 28, 2007 at the lower of: (i) sixty percent (60%) of the average closing price on the NASD OTCBB of the Company’s common stock for the preceding five trading days, or (ii) $0.01 per share, subject to adjustment for splits and reverse splits. The agreement permits DNB to appoint one member to the Company Board of Directors. In the event of default, DNB may appoint sufficient members to the Company’s Board of Directors to have control of the Company. The closing date for the Debenture Subscription Agreement has been extended by mutual agreement of the Company and DNB to March 2, 2007.

The Company transferred most of its assets and liabilities to its subsidiary, Media Sentiment, Inc. during October 2006.

California News Tech
Comparative Consolidated Balance Sheets
(Unaudited)

ASSETS
	March 31, 2007	March 31, 2006
Current assets:
Cash	$11,841	$100,622
Accounts Receivable	2,510	6,125
Prepaid expenses	11,300	27,550
Total current assets	25,651	134,297

Equipment, net of depreciation	-	811

Product development, net of amottiztion	252,196	319,260

	$277,847	$454,368

LIABILITIES AND SHAREHOLDER'S EQUITY

Current liabilities:
Accounts payables and accrued expenses	$75,278	$42,475
Deferred revenue	-	4,187
Notes payable	191,940	91,940
Total current liabilities	267,218	138,602

Shareholder's equity:
Common stock: $0.003 par value, 8,333,333 shares
authorized and 3,244,775 shares outstanding at
March 31, 2006. $0.03 par value, 100,000,000
shares authorized and 364,044 shares outstanding
at March 31, 2007	10,923	9,734
Aditional paid-in capital	1,783,500	1,539,226
Accumulated deficit	<1,783,794>	<1,233,495>
Total shareholder's equity	10,629	315,765

	$277,847	$454,368

California News Tech
Comparative Consolidated Statement of Operations and Accumulated Deficit
(Unaudited)

		March 31, 2007		March 31, 2006

Revenue		$6,012		$26,389

Expenses:
Selling and administrative costs		10,635		78,902
Other operating expenses		68,227		201,322
Amortization		16,800		17,020
		95,662		297,245

Net Loss	$	<89,650>	$	<270,856>

Accumulated deficit at beginning of quarter		<1,694,144>		<962,339>

Accumulated deficit at end of quarter	$	<1,783,794>	$	<1,233,195>

Basic and diluted net loss per share	$	<0.25>	$	<0.08>

Shares used in basic and diluted net loss per share calculation		364,044		3,244,775

Non-cash stock-based employee compensation included in selling and administrative costs		$0		$6,004

California News Tech
Comparative Consolidated Statement of Cash Flows
(Unaudited)

	March 31, 2007		March 31, 2006
Cash flow from operations:
Net loss	$	<89,650>	$	<270,856>
Adjustments to reconcile net loss to net cash provided by operations
Depreciation and amortization		16,800		17,020
Decrease in accounts receivable		12,877		3,695
Decrease in prepaid expenses		-		8,625
Increase in accounts payable		17,298		19,981
Increase <decrease> in deferred revenue		<1,638>		702
Increase in note payable		35,000		40,940
Total adjustments		80,337		90,963

Total cash used by operations		<9,313>		<179,893>

Cash used in investing activities:
Product development				<6,500>
Total cash used in investing activities				<6,500>

Cash provided by financing activities:
Long-term notes payable				<77,140>
Common stock				146,498
Total cash provided by financing activities				69,358

Net decrease in cash		<9,313>		<117,035>

Cash at the beginning of the quarter		21,154		217,657

Cash at the end of the quarter		$11,841		$100,622

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 1.  Description of Business

California News Tech was originally incorporated during 1999, under the laws of the State of Nevada, to create and market Internet search tools. The Company changed its name from NewsSurfer.com Corporation and in the year 2000 became known as California News Tech. During the years 2002, 2003 and 2004, the Company added to its search engine software the ability for users to access specific news relating to publicly listed companies. During the first quarter of 2006, the Company completed development of its website.

Media Sentiment, Inc. was incorporated during October 2006, under the laws of the State of Nevada, as a wholly owned subsidiary of California News Tech.

Note 2.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds net realizable value. The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 2.  Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

•	an agreement with the customer;
•	delivery to and acceptance of the product by the customer has occurred;
•	the amount of the fees to be paid by the customer are fixed or determinable; and
•	collection of these fees is probable.

If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition have been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Delivery, selling or other costs billed to the customers is included in net revenue and the related delivery, selling or other costs is included in the cost of selling subscriptions.

Deferred Revenue

Deferred revenue is customer deposits for unearned subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are capitalized. Capitalization of costs ceases when the product is available for general release to customers. Annual amortization of capitalized costs is the greater of amortization computed using the straight-line method over the remaining estimated economic life of the product or computed using the ratio of the product’s current and anticipated future gross revenue.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 2.  Summary of Significant Accounting Policies (Continued)

Stock-based Compensation Plans

The Company has non-qualified stock-based compensation plans for consultants and directors. On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R), Stock-Based Compensation. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair value at the date of grant. The related compensation expense is recorded at the date of grant (the Company’s employee stock options are fully vested at the time of grant) as compensation expense. Excess tax benefits, if any, will be recognized as an addition to paid-in capital.

Stock-based compensation expense for employee stock options has been calculated using the Black-Scholes option valuation model. At this time, the Company is assuming there will be no forfeitures.

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Diluted Net Loss per Common Share

Basic net loss per common share is based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued. Stock options were antidilutive because they had an exercise price greater than the average market price during the year or due to the net loss in 2007, 2006, 2005 and 2004.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 2.  Summary of Significant Accounting Policies (Continued)

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

Note 3.  Going Concern and Liquidity

Without raising additional capital the Company will not continue operations. Historically, the Company has incurred significant losses and negative cash flows from operations. As of March 31, 2007, the accumulated deficit was $1,800,819 and the negative working capital was $241,567. The Company has primarily funded operations through private placements and a public offering. There is no assurance that these sources of capital will available to the Company in the future.

Note 4.  Net Loss per Common Share

      The following potential common shares have been excluded from the calculation of diluted net loss per share for the years presented because the effect would have been antidilutive:

	Quarter Ended March 31,
	2007	2006
Shares issuable under stock options	816,500	816,500
Shares issuable pursuant to warrants	0	30,000

    The weighted average exercise price of stock options, was $14.20 at March 31, 2007 and $1.42 at March 31, 2006. The average exercise price of outstanding warrants was $1.00 per share for those granted during 2006, no options were granted during 2007.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 5.  Equipment

Equipment consists of the following:

	March 31, 2007	March 31, 2006
Computer equipment	$10,511	$10,511
Accumulated depreciation	<10,511>	<9,700>
Net book value	$ 0	$ 811

Note 6.  Intangible Assets

Intangible assets consist of product development and website development costs of $336,060 with related amortization of $100,889 at March 31, 2007. Total product and website development costs at March 31, 2006 were $336,060

Note 7.  Notes Payable to Related Parties

During 2002, the Company entered into agreements with certain consultants, who are also members of the board of directors, to delay cash compensation for services rendered. These agreements continued through the 2003 year. Effective March 6, 2006, the agreements were modified and extended.

At March 31, 2007, $76,940 of notes payable to a former officer of the Company are the subject of ongoing negotiation.

  The remaining notes of $115,000 are due to an officer and director of the Company, Marian Munz and his wife Tunde Munz. These notes are convertible, at the option of the note holder, into preferred shares of Media Sentiment, Inc common at a price of $0.01 per share, subject to adjustment for splits and reverse splits.

 Note 8. Shareowners’ Investment

As of March 31, 2007, the Company’s authorized share capital consists of 100,000,000 shares at $0.003 par value. The are no preference shares authorized. At the special meeting of the shareholders held December 28, 2001, a one-for-three reverse stock split of the outstanding and authorized shares was approved.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006
(Unaudited)

Note 8.  Shareowners’ Investment (Continued)

On January 9, 2007, the increase in the number of authorized shares to 100,000,000 and the one for ten reverse split of the common stock as approved by the shareholders on December 29, 2006, became effective.

Issued share capital and paid-in capital balances are:

	Common Stock		Paid-in
	Shares	Amount	Capital
Balance, December 31, 2001	2,018,833	$ 6,057	$ 581,659
Issuance of common shares	437,500	1,312	142,748
Balance, December 31, 2002	2,456,333	7,369	724,407
Issuance of common shares	50,000	150	9,850
Balance, December 31, 2003	2,506,333	7,519	734,257
Issuance of common shares	285,000	855	283,307
Balance, December 31, 2004	2,791,333	8,374	1,017,564
Issuance of common shares	333,833	1,001	375,523
Balance, December 31, 2005	3,125,166	9,375	1,393,087
Issuance of common shares	515,274	1,548	390,413
Balance, December 31, 2006	3,640,440	10,923	1,783,500
Reverse 1 for 10 split	<3,276,396>	0	0
Balance March 31, 2007	364,044	$10,923	$1,783,500

 Note 9.  Stock Option Plans

Directors and consultants have been granted options to purchase common shares at fair market value. The granting of options is administered by the board of directors with grant and vesting provisions, term and exercise price subject to the discretion of the board. No options were granted or exercised during the first quarter of 2007. The following table summarizes information about stock options outstanding at March 31, 2007 as adjusted for the reverse split:
Grant Date	Weighted Average Exercise Price	Options Outstanding	Options Exercisable

2002	$8.30	26,800	26,800
2003	10.00	8,000	8,000
2004	10.00	4,000	4,000
2005	29.90	24,125	24,125
2006	14.20	18,725	18,725

California News Tech
And Subsidiary
Notes to Financial Statements
December 31, 2006

Note 9.  Stock Option Plans (Continued)

The weighted average exercise price of the stock options was $14.20 at March 31, 2006 with vesting simultaneous with the grant date. Options expire should a director retire or a consultant’s contract terminate unless otherwise authorized by the board of directors. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2006	2005	2004	2003

Risk-free interest rate	4.42%	4%	4%	3%
Expected dividend	--	--	--	--
Expected volatility factor	15%	30%	30%	30%
Expected option term	5 year	5 years	5 years	3 years

    During the year ending December 31, 2003, the Company adopted the disclosure provisions of SFAS No. 148, however, the transition provisions were not adopted. In accordance with SFAS 123(R), in 2006 the Company changed its method of accounting for stock compensation.

Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period.

Fair value is determined using an option-pricing model, such as Black-Scholes, that takes into account the stock price at the grant date, the exercise price, the expected life of the option, the volatility of the underlying stock, the expected dividends, and the risk-free interest rate over the expected life of the option.

Note 10. Warrants

Warrants accompanied the shares issued during 2004 giving the shareowner the right to purchase additional shares for $2.00 per share. A total of 285,000 warrants were granted with the sale of the shares. At December 31, 2004, a total of 288,500 warrants were outstanding. An additional 1,000,000 warrants were authorized during the year ended December 31, 2005. At March 31, 2007 there are no warrants outstanding.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006

Note 11. Income Taxes

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance. The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

As of December 31, 2006, the Company had a net operating loss carryforward for U.S. federal income tax purposes of approximately $1,700,000. The federal net operating loss carryforward, if not utilized, will begin to expire in 2014.

Note 12. Commitments and Contingencies

At the annual meeting held March 6, 2004, a resolution was approved concerning the granting of stock options to directors. The plan provides for 1,000 options to be granted monthly to each external director plus 5,000 options to each director attending a board meeting, up to a maximum of five (5) regular and special meetings per year. The exercise price remains at $1.00. The maximum number of options to be authorized annually cannot exceed 15% of the outstanding shares at each year end.

At March 31, 2007, the State of California Employment Development Department was engaged in an audit of the Company’s personnel records. The Employment Development Department has made a determination that the Company owes $26,000 in payroll taxes. The Company disagrees with this determination and will appeal.

Note 13. Subsequent Events

On October 30, 2006, the Company entered into a Debenture Subscription Agreement with DNB Capital Management, Inc. (DNB) under which the Company will sell to DNB a debenture in the amount of $100,000 bearing interest at 18% per annum. The interest is payable quarterly; all principal and interest are due May 30, 2008. The debenture is convertible, at the option of the holder, after May 2, 2007 at the lower of: (i) sixty percent (60%) of the average closing price on the NASD OTCBB of the Company’s common stock for the preceding five trading days, or (ii) $0.01 per share, subject to adjustment for splits and reverse splits.

California News Tech
Notes to Comparative Consolidated Financial Statements
March 31, 2007 and March 31, 2006

Note 13. Subsequent Events (Continued)

The agreement permits DNB to appoint one member to the Company Board of Directors. In the event of default, DNB may appoint sufficient members to the Company’s Board of Directors to have control of the Company. The closing date for the Debenture Subscription Agreement has been extended by mutual agreement of the Company and DNB to May 2, 2007.

The Company transferred most of its assets and liabilities to its subsidiary, Media Sentiment, Inc. during October 2006.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee		$56
Federal Taxes	$	Nil
State Taxes and Fees	$	Nil
Listing Fees	$	Nil
Printing and Engraving Fees		$500
Transfer Agent Fees		$1,000
Accounting fees and expenses		$5,000
Legal fees and expenses		$20,000
Total		$26,056

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We have had no recent sales of unregistered securities. However, on May 10, 2007, we did execute two Promissory Notes for a cumulative amount of $148,000, which are convertible into 14,800,000 shares of our common stock. These notes were issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation
3.3	By-Laws
5.1	Opinion of Cane Clark LLP with consent to use
23.1	Consent of Jewell and Langsdale, Independent Registered Public Accounting Firm

Item 28. Undertakings

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, CA, on June 19, 2007.

MEDIA SENTIMENT, INC.

By: /s/ Marian Munz	By: /s/ William White
Marian Munz	William White
Chief Executive Officer	Chief Financial Officer
Principal Executive Officer	Principal Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Marian Munz
Marian Munz
Director
June 19, 2007